Exhibit 99.1

Hut 8 Reports First Quarter 2024 Results

Revenue of $51.7 million, Net Income attributable to Hut 8 Corp. of $250.9 million, and Adjusted EBITDA of $297.0 million

9,102 self-mined Bitcoin on balance sheet as of March 31, 2024

MIAMI, FL, May 15, 2024 – Hut 8 Corp. (Nasdaq | TSX: HUT) (“Hut 8” or the “Company”), a leading, vertically integrated operator of large-scale energy infrastructure and one of North America’s largest Bitcoin miners, today announced its financial results for the three months ended March 31, 2024.

“In the first quarter, we launched a comprehensive restructuring program designed to center the business on operating excellence and bottom-line economics,” said Asher Genoot, CEO of Hut 8. “We shut down our underperforming Drumheller site, retired inefficient miners, initiated the relocation of our fleet from hosted to owned facilities, and began the implementation of our proprietary energy curtailment software across our sites.”

“We also made significant progress in positioning our business for near-term growth. In our Managed Services segment, we signed a four-year agreement with Ionic Digital and began managing the construction and operations of its West Texas facilities. Shortly after the close of the quarter, we finalized commercial agreements for our new AI vertical under a GPU-as-a-service model, including a customer agreement which provides for fixed infrastructure payments plus revenue sharing. We expect to begin generating revenue in the second half of the year at a forecasted annual rate of approximately $20 million.”

“Looking ahead, we remain intently focused on scaling our Bitcoin mining business and bringing our pipeline to fruition. We believe the differentiated approach we have taken to secure these opportunities despite the growing shortage of load interconnection assets will allow us to build a portfolio that is highly competitive not only in mining but also in the broader energy infrastructure sector. With our commitment to disciplined capital allocation, focus on non-dilutive sources of funding, and exceptional team and board, we are more confident than ever that our strategy will deliver strong shareholder returns for decades to come.”

First Quarter 2024 Financial and Operational Highlights

U.S. Data Mining Group, Inc. dba US Bitcoin Corp (“USBTC”) and Hut 8 Mining Corp. completed an all-stock merger of equals (the “Business Combination”) on November 30, 2023. USBTC was deemed the accounting acquirer in the transaction and, as a result, the historical figures in the Company’s income statement for the three months ended March 31, 2023 reflect USBTC’s standalone performance. Results for the three months ended March 31, 2024 reflect the performance of the combined company. With respect to the balance sheet, the ending balance for Q1 2024 is being compared to year-end 2023, both of which reflect the combined company’s performance. All financial results are reported in US dollars.

●	As of March 31, 2024, energy capacity under management in Hut 8’s mining business totaled 884 megawatts (“MW”) across six sites in North America; additionally, the Company had more than 36,000 square feet across five cloud and colocation data centers in Canada and four natural gas power generation facilities in Ontario, Canada totaling 310 MW.
●	Owned approximately 54,500 miners totaling approximately 5.5 exahash per second (EH/s), including the Company’s net share of the King Mountain joint venture (“King Mountain JV”), as of March 31, 2024.
●	Revenue increased by $36.1 million to $51.7 million from $15.6 million for the three months ended March 31, 2023.
●	Net income attributable to Hut 8 increased by $233.5 million to $250.9 million compared to $17.3 million for the three months ended March 31, 2023.
●	Adjusted EBITDA increased by $285.8 million to $297.0 million from $11.1 million for the three months ended March 31, 2023.
●	During the three months ended March 31, 2024, 716 Bitcoin were mined, versus 524 Bitcoin mined in the three months ended March 31, 2023.
●	As of March 31, 2024, total self-mined Bitcoin balance was 9,102, which represented a market value of approximately $648.9 million.
●	Cost to mine a Bitcoin for owned facilities, including the Company’s net share of the King Mountain JV, was $20,419, versus $9,072 for the three months ended March 31, 2023. Cost to mine including hosted miners was $24,594, versus $12,348 in the three months ended March 31, 2023.

Key Performance Indicators

	Three Months Ended
	March 31,
	2024	2023
Cost to mine a Bitcoin (excluding hosted facilities)(1)	$20,419	$9,072
Cost to mine a Bitcoin(2)	$24,594	$12,348
Weighted average revenue per Bitcoin mined(3)	$51,769	$23,106
Bitcoin mined(4)	716	524
Energy cost per MWh	$40.06	$34.76
Hosting cost per MWh	$68.72	$64.23
Energy capacity under management	884 MW	772 MW

(1)	Cost to mine a Bitcoin (excluding hosted facilities) is equivalent to the all-in electricity cost to mine a Bitcoin at owned facilities and includes our net share of the King Mountain JV.
(2)	Cost to mine a Bitcoin (or weighted average cost to mine a Bitcoin) is calculated as the sum of total all-in electricity expense and hosting expense divided by Bitcoin mined during the respective periods and includes our net share of the King Mountain JV.
(3)	Weighted average revenue per Bitcoin mined is calculated as the sum of total self-mining revenue divided by Bitcoin mined during the respective periods and includes our net share of the King Mountain JV; it excludes our discontinued operations at Drumheller, Alberta.
(4)	Bitcoin mined includes our net share of the King Mountain JV and excludes our discontinued operations at Drumheller, Alberta. Bitcoin mined excluding our net share of the King Mountain JV was 592 and 326 for the three months ended March 31, 2024 and 2023, respectively.

Select First Quarter 2024 Financial Results

Revenue for the three months ended March 31, 2024 increased by 231% to $51.7 million from $15.6 million in the prior year period, and consisted of $30.4 million in Digital Assets Mining revenue, $9.2 million in Managed Services revenue, $3.3 million in High Performance Computing – Colocation and Cloud revenue, and $8.8 million in Other revenue. Other consists primarily of hosting services revenue and equipment sales, if any.

Cost of revenue exclusive of depreciation and amortization for the three months ended March 31, 2024 was $28.1 million versus $8.5 million in the prior year period, and consisted of $16.6 million in cost of revenue for Digital Assets Mining, $2.8 million in cost of revenue for Managed Services, $2.6 million in cost of revenue for High Performance Computing – Colocation and Cloud, and $6.2 million in cost of revenue for Other.

Depreciation and amortization expense for the three months ended March 31, 2024 was $11.5 million compared to $2.9 million for the prior year period. The increase was primarily driven by property and equipment acquired as part of the Business Combination and an increase in the number of miners at the US sites. Additionally, during the quarter ended March 31, 2024, management performed an operational efficiency review of its mining fleet, which resulted in a change in the expected useful life of some of its mining equipment. The result was an increase in depreciation expense of $2.7 million for the three months ended March 31, 2024.

General and administration expenses for the three months ended March 31, 2024 were $20.0 million versus $6.4 million in the prior year period. This increase was driven by a $3.4 million increase in stock-based compensation, $2.9 million in restructuring costs due to optimization initiatives during the quarter, $1.4 million in expenses related to the February 2024 acquisition of four power plants in Ontario, Canada in partnership with Macquarie Equipment Finance Ltd., and $5.9 million related to headcount and other general and administration expenses acquired as part of the Business Combination and to support the growth of the Company.

Net income attributable to Hut 8 for the three months ended March 31, 2024 increased to $250.9 million, compared to $17.3 million in the prior year period. The Company previously opted for early adoption of ASU 2023-08, the new FASB fair value accounting rules, which resulted in a gain of $274.6 million. Prior year period net income included a gain from debt extinguishment of $23.7 million.

Adjusted EBITDA for the three months ended March 31, 2024 increased to $297.0 million, compared to $11.1 million in the prior year period. The increase was primarily driven by the $274.6 million fair value gain on digital assets, higher average price per Bitcoin mined, and additional profitable revenue from Managed Services.

As of March 31, 2024, the Company’s Bitcoin holdings are marked at fair value and totaled $648.9 million, based on 9,102 Bitcoin held in reserve. Of this total, 7,230 Bitcoin, valued at $515.4 million, remained unencumbered as of March 31, 2024.

A reconciliation of Adjusted EBITDA to the most comparable GAAP measure, net income (loss), and an explanation of this measure has been provided in the table included below in this press release.

CONFERENCE CALL

The Hut 8 Corp. Q1 2024 webcast will commence at 8:30 a.m. ET, today.

To join the live webcast, please visit this link.

Investor Presentation and Supplement Financial Information:

The Company has made available on its website a presentation designed to accompany the discussion of its results, along with certain supplemental financial information and other data. Interested parties may access this presentation here: https://hut8.com/investors/.

Analyst Coverage of Hut 8 Mining:

A full list of Hut 8 Corp. analyst coverage can be found here: https://hut8.com/investors/.

About Hut 8

Hut 8 Corp. is an energy infrastructure operator and Bitcoin miner with self-mining, hosting, managed services, and traditional data center operations across North America. Headquartered in Miami, Florida, Hut 8 Corp.’s portfolio comprises nineteen sites: ten Bitcoin mining, hosting, and Managed Services sites in Alberta, New York, Nebraska, and Texas, five high performance computing data centers in British Columbia and Ontario, and four power generation assets in Ontario. For more information, visit www.hut8.com and follow us on X (formerly known as Twitter) at @Hut8Corp.

Cautionary Note Regarding Forward–Looking Information

This press release includes “forward-looking information” and “forward-looking statements” within the meaning of Canadian securities laws and United States securities laws, respectively (collectively, “forward-looking information”). All information, other than statements of historical facts, included in this press release that address activities, events, or developments that Hut 8 expects or anticipates will or may occur in the future, including statements relating to positioning the Company for near-term growth, expected cash payments from the Company’s agreement with Ionic Digital, expected revenue generation from the Company’s commercial agreements for its AI GPU-as-a-service vertical, scaling the Company’s Bitcoin mining business, bringing the Company’s pipeline to fruition, building a competitive energy infrastructure portfolio, committing to disciplined capital allocation, focusing on non-dilutive sources of funding, delivering lasting shareholder value, and future business strategy, competitive strengths, expansion, and growth of the business and operations more generally, and other such matters is forward-looking information. Forward-looking information is often identified by the words “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “allow”, “believe”, “estimate”, “expect”, “predict”, “can”, “might”, “potential”, “predict”, “is designed to”, “likely,” or similar expressions.

Statements containing forward-looking information are not historical facts, but instead represent management’s expectations, estimates, and projections regarding future events based on certain material factors and assumptions at the time the statement was made. While considered reasonable by Hut 8 as of the date of this press release, such statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, level of activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking information, including but not limited to, security and cybersecurity threats and hacks, malicious actors or botnet obtaining control of processing power on the Bitcoin network, further development and acceptance of the Bitcoin network, changes to Bitcoin mining difficulty, loss or destruction of private keys, increases in fees for recording transactions in the Blockchain, erroneous transactions, reliance on a limited number of key employees, reliance on third party mining pool service providers, regulatory changes, classification and tax changes, momentum pricing risk, fraud and failure related to digital asset exchanges, difficulty in obtaining banking services and financing, difficulty in obtaining insurance, permits and licenses, internet and power disruptions, geopolitical events, uncertainty in the development of cryptographic and algorithmic protocols, uncertainty about the acceptance or widespread use of digital assets, failure to anticipate technology innovations, climate change, currency risk, lending risk and recovery of potential losses, litigation risk, business integration risk, changes in market demand, changes in network and infrastructure, system interruption, changes in leasing arrangements, failure to achieve intended benefits of power purchase agreements, potential for interrupted delivery, or suspension of the delivery, of energy to the Company’s mining sites, and other risks related to the digital asset and data center business. For a complete list of the factors that could affect the Company, please see the “Risk Factors” section of the Company’s Transition Report on Form 10-K for the transition period from July 1, 2023 to December 31, 2023, available under the Company’s EDGAR profile at www.sec.gov, and Hut 8’s subsequent quarterly reports and other continuous disclosure documents which are available under the Company’s SEDAR+ profile at www.sedarplus.ca and under the Company’s EDGAR profile at www.sec.gov.

Adjusted EBITDA

In addition to results determined in accordance with GAAP, Hut 8 relies on Adjusted EBITDA to evaluate its business, measure its performance, and make strategic decisions. Adjusted EBITDA is a non-GAAP financial measure. The Company defines Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, further adjusted by the removal of non-recurring transactions, depreciation and amortization embedded in the equity in earnings (losses) from an unconsolidated joint venture, foreign exchange gains or losses, the impairment of long-lived assets, net income (loss) attributable to noncontrolling interest, and stock-based compensation expense in the period presented. You are encouraged to evaluate each of these adjustments and the reasons the Company’s Board and management team consider them appropriate for supplemental analysis.

The Company’s Board and management team use Adjusted EBITDA to assess its financial performance because it allows them to compare operating performance on a consistent basis across periods by removing the effects of capital structure (such as varying levels of interest expense and income), asset base (such as depreciation and amortization), and other items (such as non-recurring transactions mentioned above) that impact the comparability of financial results from period to period.

Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in such presentation. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. There can be no assurance that the Company will not modify the presentation of Adjusted EBITDA in the future, and any such modification may be material. Adjusted EBITDA has important limitations as an analytical tool and you should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in the industry, the Company’s definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Hut 8 Corp. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

	Three Months Ended
	March 31,		Increase
(in USD thousands)	2024	2023	(Decrease)
Revenue:
Digital Assets Mining	$30,357	$7,646	$22,711
Managed Services	9,235	5,527	3,708
High Performance Computing – Colocation and Cloud	3,326	—	3,326
Other	8,823	2,474	6,349
Total revenue	51,741	15,647	36,094

Cost of revenue (exclusive of depreciation and amortization shown below):
Cost of revenue - Digital Assets Mining	16,622	6,079	10,543
Cost of revenue - Managed Services	2,761	2,383	378
Cost of revenue - High Performance Computing – Colocation and Cloud	2,589	—	2,589
Cost of revenue - Other	6,175	45	6,130
Total cost of revenue	28,147	8,507	19,640

Operating expenses:
Depreciation and amortization	11,472	2,904	8,568
General and administrative expenses	19,999	6,375	13,624
Gains on digital assets	(274,574)	—	(274,574)
(Gain) loss on sale of property and equipment	(190)	445	(635)
Realized gain on sale of digital assets	—	(1,372)	1,372
Impairment of digital assets	—	563	(563)
Total operating (income) expenses	(243,293)	8,915	(252,208)
Operating income (loss)	266,887	(1,775)	268,662

Other (expense) income:
Foreign exchange loss	(2,399)	—	(2,399)
Interest expense	(6,281)	(7,575)	1,294
Gain on debt extinguishment	—	23,683	(23,683)
Equity in earnings of unconsolidated joint venture	4,522	3,284	1,238
Total other (expense) income	(4,158)	19,392	(23,550)

Income from continuing operations before taxes	262,729	17,617	245,112

Income tax provision	(4,396)	(289)	(4,107)

Net income from continuing operations	$258,333	$17,328	$241,005

Loss from discontinued operations	(7,626)	—	(7,626)

Net income	250,707	17,328	233,379
Less: Net loss attributable to non-controlling interests	169	—	169
Net income attributable to Hut 8 Corp.	$250,876	$17,328	$233,548

Net income	$250,707	$17,328	$233,379
Other comprehensive loss:
Foreign currency translation adjustments	(11,074)	—	(11,074)
Total comprehensive income (loss)	239,633	17,328	222,305
Less: Comprehensive loss attributable to non-controlling interest	134	—	134
Comprehensive income attributable to Hut 8 Corp.	$239,767	$17,328	$222,439

Adjusted EBITDA reconciliation:

	Three Months Ended March 31,		Increase
(in USD thousands)	2024	2023	(Decrease)
Net income	$250,707	$17,328	$233,379
Interest expense	6,281	7,575	(1,294)
Income tax provision	4,396	289	4,107
Depreciation and amortization	11,472	2,904	8,568
Gain on debt extinguishment	—	(23,683)	23,683
Share of unconsolidated joint venture depreciation and amortization (1)	5,349	5,252	97
Foreign exchange loss	2,399	—	2,399
(Gain) loss on sale of property and equipment	(190)	445	(635)
Non-recurring transactions (2)	4,300	—	4,300
Loss from discontinued operations	7,626	—	7,626
Net loss attributable to non-controlling interests	169	—	169
Stock-based compensation expense	4,474	1,034	3,440
Adjusted EBITDA	$296,983	$11,144	$285,839

(1)

Net of the accretion of fair value differences of depreciable and amortizable assets included in equity in earnings of unconsolidated joint venture in the Consolidated Statements of Operations and Comprehensive Income (Loss) in accordance with ASC 323. See Note 8. Investment in unconsolidated joint venture of the Company’s Unaudited Condensed Consolidated Financial Statements for further detail.

(2)

Non-recurring transactions for the three months ended March 31, 2024 represent approximately $1.4 million of transaction costs related to the Far North acquisition and $2.9 million related to restructuring cost.

Contacts

Hut 8 Investor Relations

Sue Ennis

sue@hut8.com

Hut 8 Media Relations

Eóin Fay

eoin.fay@hut8.com